Dear Fellow Shareholders:

After four years of improving sales and results, 2008 was a trying year for the company as the economic recession led consumers to become overwhelmingly oriented toward value and low price in their restaurant purchases, a situation in which we do not compete well due to our lack of broad $1 menu offerings.   As consumers have become more price oriented and consumer spending has hit all time lows, our sales have been disproportionately affected, particularly as we compare to the double digit sales gains we saw in the prior year from the introduction of Bambino Burgers.  We are not happy with our performance and the macroeconomic and competitive environments have caused us to re-evaluate our strategy and core brand positioning. If there is a silver lining to this year's results, it is that we are making significant brand moves and are confident that, as the macroeconomic environment improves, we will be more strongly positioned.  Several expansion initiatives over the last several years have failed to gain sufficient traction to accelerate our growth, and the common denominator is the level of differentiation of our core concept in a saturated, mature industry.  We have made good progress, but without breakthrough results.   We are intent on strengthening our concept for larger opportunities in fiscal 2009.

Toward the end of fiscal 2008 we embarked on a consumer research study to gain feedback and perspective from Good Times' customers as well as frequent users of other quick service concepts on a new evolution for our brand.  The results overwhelmingly confirmed that we have the opportunity to gain ownership of a competitive position that has tremendous potential and, more importantly, is a believable evolution for those that already know and love Good Times.  While we get very good marks from the consumer for the quality of our products, we don't have enough true separation from the competition that creates resiliency and customer loyalty that is deep enough to transcend difficult economic times and that can satisfactorily define our core value proposition not by the lowest price, but by quality that is unmatched by competitors.  Being a "little better" against powerful brands is not sufficient and does not differentiate us enough.  While we have unique products on our menu, the consumer today demands that true differentiation be defined by a space in the marketplace unoccupied by anyone else, particularly as the larger competitors become more and more commoditized in their offerings.

We intend to leverage our historical equity in quality products to an entirely new level in fiscal 2009 under a brand umbrella that is unique to Good Times.  While the competitive landscape continues to become commoditized around products that are easily and quickly copied ($1 menus, salads, wraps, chicken strips, flavor profiles, breakfast, 24 hours, coffee drinks, etc.), we plan to move our core products to a more unique platform that resonates deeply and broadly with the quick service consumer, without having to add a lot of limited time offers or new products into our system.  We intend to move our brand to this new position where we will be known for "bringing real food back to fast food":  "Good Times is committed to providing food the way it used to be.  There was a time when fast food was real food, with less processing, natural and fresh ingredients, simple preparation, and the honest flavors you love.  Good Times is bringing back real food to fast food."

In January, 2009 all of our hamburgers will be made with fresh, all natural, 100% purebred Angus beef.  We will increase the size of our patties by approximately 10% and we have benchmarked the product re-engineering against several emerging fast casual hamburger concepts that sell a comparable product for 50% more than our price point.  We will be lowering the price of our core burger by 10% - 20% to position it as our core value proposition:  hands down the biggest and best burger for the money.  Other premium items will increase slightly in price with an anticipated neutral effect on our overall gross profit margin.  Other key support for the brand position will be the introduction of an expanded fresh grilled, honey cured bacon burger category, an overhaul of all of our chicken products, the evaluation of homemade, hand breaded onion rings and fresh cut fries and refinement of our fresh frozen custard treats and fresh squeezed lemonades.  Our brand position is all about providing the highest quality evidenced by fresh, hand crafted food.  We intend to maintain a fairly narrow focus on burgers, chicken, fries and fountain treats but at a new level of quality and differentiation.

In addition to extensive product re-engineering to effectively support the updated brand direction, we plan on focusing on raising the level of our daily execution of quality, service and hospitality standards.  While again we generally get excellent marks from the consumer on our levels of service, our goal is to move our execution of quality, order accuracy, cleanliness and polite, friendly service to a level that far exceeds our competitors.  The re-training will be supported by new video training tools, new processes and standards and a new commitment to polite, personalized service.  We will also be making a shift in our marketing strategy and tactics, supporting the new products with television media and with many more promotional offers to promote trial and frequency.

Given the dramatic shift in consumer spending, the economic recession, the volatility in the commodities markets and the impact on our financial results, as well as the unprecedented shift in the credit markets, we made some tough decisions in fiscal 2008 to slow our growth and reduce our overhead expenses, not over-step our balance sheet capacity and recalibrate our growth plans.  We suspended the development agreement with Zen Partners LLC and terminated the site acquisition we had in motion in Nebraska for both joint venture and company-owned restaurants.  The dual brand test agreement expired in September 2008 by mutual agreement as the top line sales gains from the dual brand concept did not justify the added operating expenses and our future brand direction is not as conducive to the dual brand system.  We hope to have an even more robust platform for franchise growth in place later in fiscal 2009 as we implement the new brand direction.  While our new prototype stores are performing better than our older stores, we are working to optimize the size, total investment and operating margins through refining the prototype to a smaller 2,000 square foot, 50-seat design for future restaurants.

We saw an overall increase in our food and paper costs of 12% during fiscal 2008, with the majority of that coming in the last six months of the year.  We were only able to take a weighted price increase of 4.8% during the year so we saw some deterioration in our gross profit margin.  However, our planned future profitability and growth is much more dependent on regaining our top line sales momentum, as we expect to see some relief later in fiscal 2009 from the unprecedented increase in commodity costs that have occurred over the last two years.  We anticipate that the new brand and product quality initiatives will provide us with more pricing flexibility on our premium menu items in the future.  We have eliminated over $700,000 in fixed expenses at the corporate and restaurant level for fiscal 2009, including eliminating the Vice President of Franchise position, so our opportunity for profit leverage from incremental sales is enhanced.

This is the most difficult environment we have ever operated in.  We are very disappointed in our 2008 results and it demands that we make big, bold, substantive moves in order to redefine our core value proposition for the consumer and to position our concept for future growth.  Thank you for your continued support and we look forward to reporting improved results later in fiscal 2009.

Sincerely,

/s/ Boyd E. Hoback                                                                       /s/ Eric Reinhard

Boyd E. Hoback                                                                            Eric Reinhard

President, CEO                                                                            Chairman

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	2
PROXY STATEMENT	3 - 12
Item 1 for Voting - Election of Directors	3 - 5
Board Committees	5 - 6
Ownership of Common Stock by Principal Stockholders and Management	7
Executive Officers and Directors Compensation	8 - 10
Employment Agreement and Arrangements	10
Certain Relationships and Related Transactions	10 - 11
Independent Public Accountants	11
Future Stockholder Proposals	12
Other Matters	12
Incorporation of Documents by Reference	12

GOOD TIMES RESTAURANTS INC.

601 Corporate Circle

Golden, Colorado 80401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 26, 2009

To the stockholders of Good Times Restaurants Inc.:

An annual meeting of the stockholders of Good Times Restaurants Inc., a Nevada corporation, will be held at the Good Times Restaurants corporate offices located at 601 Corporate Circle, Golden, Colorado 80401 on January 26, 2009 at 12:00 noon Mountain Standard Time.  The purposes of the meeting are to:

1.     elect seven directors to serve during the next year; and

2.     transact any other business which may properly come before the meeting.

The accompanying proxy statement contains additional information about the annual meeting.  All stockholders of record at the close of business on December 15 , 2008 may vote at the meeting.

All stockholders are cordially invited to attend the meeting.  If you do not plan to attend the meeting, please sign, date and promptly return the enclosed proxy card.  A business reply envelope is enclosed for your convenience.  The delivery of a proxy will not affect your right to vote in person if you attend the meeting.

Sincerely,

/s/ Susan M. Knutson

Susan M. Knutson

Secretary and Controller

December 15, 2008

PROXY STATEMENT

General: This proxy statement contains information about the annual meeting of stockholders of Good Times Restaurants Inc. to be held at the Good Times Restaurants corporate offices located at 601 Corporate Circle, Golden, Colorado on Monday, January 26, 2009 at 12:00 noon Mountain Standard Time.  The Good Times Restaurants Inc. board of directors is using this proxy statement to solicit proxies for use at the meeting.  This Proxy Statement and the enclosed Proxy Card and Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008 are being mailed to you on or about December 26, 2008.

The terms "we," "us" and "our" in this proxy statement refer to Good Times Restaurants Inc.

Who can vote: Only stockholders of record at the close of business on the record date of December 15 , 2008 are entitled to receive notice of the annual meeting and to vote the shares of our common stock.  As of December 15, 2008, there were 3,898,559 shares of our common stock outstanding.  Holders of our common stock are entitled to one vote per share.  The Company's by-laws do not allow holders to accumulate votes in the election of directors.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon.  Unless otherwise directed, votes will be cast "For" all of the nominees for election as directors and approval of each of the other proposals set forth in this proxy statement.

Revoking a proxy: You may revoke a proxy before the vote is taken at the meeting by:

  Submitting a new proxy with a later date,
  By voting at the meeting, or
  By filing a written revocation with our corporate secretary.

Your attendance at the meeting will not automatically revoke your proxy.

Quorum and voting requirements: Our bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, is necessary to constitute a quorum at the annual meeting.  Our bylaws also provide that all stockholder actions are to be determined by a majority of votes cast by the stockholders entitled to vote.  If a quorum is not present the meeting may be adjourned until a quorum is obtained.  The proxies may be voted at any reconvened meeting after any adjournment or postponement of the annual meeting.

Abstentions and broker "non-votes" will be treated as shares that are present for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker is not permitted to vote on a matter without instruction from the beneficial owner of the shares and no instruction is given.  Abstentions and broker non-votes will result in the respective proposals receiving fewer votes.

Payment of proxy solicitation costs: All of the expenses involved in preparing and mailing this proxy statement and the enclosed materials and all costs of soliciting proxies will be paid by us.  In addition to solicitation by mail, proxies may be solicited by our officers and regular employees by telephone or personal interview.  These individuals will not receive any compensation for their services other than their regular salaries.  Arrangements will also be made with brokerage houses and other custodians and fiduciaries to forward solicitation materials to the beneficial owners of the shares held on the record date, and we may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing.

ITEM 1 FOR VOTING - ELECTION OF DIRECTORS

All directors of Good Times Restaurants are elected annually.  At this meeting seven directors are to be elected to serve for the next year or until their successors are elected and qualified.  The nominees for directors are identified under the "Nominees" caption below.  Each nominee has consented to be named in the proxy statement and to serve as a director if elected.  However, if any nominee is unable to serve or for good cause will not serve as a director, each of the persons named in the proxy intend to vote in his or her discretion for a substitute who will be designated by the board of directors.

Nominee selection process: Our board of directors as a whole acts as the nominating committee for the selection of nominees for election as directors.  We do not have a separate standing nominating committee since we require that our director nominees be approved as nominees by a majority of our independent directors.  The board will consider suggestions by stockholders for possible future nominees for election as directors at the next annual meeting when the suggestion is delivered in writing to the corporate secretary of Good Times Restaurants by August 15 of the year immediately preceding the annual meeting.  No request for a recommended nominee was made by the August 15, 2008 deadline by any stockholder or group of stockholders with beneficial ownership of more than 5% of the Company's common stock as indicated in a Schedule 13D or 13G.

The board selects each nominee, subject to contractual nominee designation and election rights held by certain stockholders, as discussed below, based on the nominee's skills, achievements and experience, with the objective that the board as a whole should have broad and relevant experience in high policymaking levels in business and a commitment to representing the long-term interests of the stockholders.  The board believes that each nominee should have experience in positions of responsibility and leadership, an understanding of our business environment and a reputation for integrity.

The board evaluates each potential nominee individually and in the context of the board as a whole.  The objective is to recommend a group that will effectively contribute to our long-term success and represent stockholder interests.  In determining whether to recommend a director for re-election, the board also considers the director's past attendance at meetings and participation in and contributions to the activities of the board.

When seeking candidates for director, the board solicits suggestions from incumbent directors, management, stockholders or others.  The board does not have a charter for the nominating process.

Communication with the directors: The board welcomes questions or comments about us and our operations.  Those interested may contact the board as a whole or any one or more specified individual directors by sending a letter to the intended recipients' attention in care of Good Times Restaurants Inc., Corporate Secretary, 601 Corporate Circle, Golden, CO 80401.  All such communications other than commercial advertisements will be forwarded to the appropriate director or directors for review.

Nominees: The director nominees of Good Times Restaurants are as follows:

Geoffrey R. Bailey, age 57, has served as a Good Times director since 1996 and is a director of The Erie County Investment Co., which owns 99% of The Bailey Company, a large franchise owner of Arby's restaurants and a franchisee and joint venture partner of Good Times Restaurants.  He joined The Erie County Investment Co. in 1979.  Mr. Bailey is a graduate of the University of Denver with a Bachelor's Degree in Business Administration.

Ron Goodson, age 52, has served as a Good Times director since 2005. He also is the Vice President & General Manager for the Pepsi Cola Bottling Group's Southwest Market Unit.  Mr. Goodson has been with PepsiCo and Pepsi Bottling Group for 30 years where he has held numerous positions with increasing responsibility in more than half a dozen geographical territories.  In addition Mr. Goodson has served on the North America Diversity Advisory Board, the PBG Annual Planning Steering Committee and is active with the  company's focus on Campus recruiting and retention.  Mr. Goodson is a graduate of Wright State University.  His current executive board involvement is with the YMCA and The City of Hope.

David Grissen, age 51, has served as a Good Times director since 2005 and is Executive Vice President Eastern Region for Marriott International.  He is responsible for 730 hotels within the Eastern Region (spanning from the states of Maine to South Carolina) operated under the Marriott Hotels & Resort, Marriott Conference Centers, Renaissance Hotels & Resorts, Courtyard, Residence Inn, TownePlace Suites and SpringHill Suites brands.  He oversees Human Resources, Sales and Marketing, Finance, Market Strategy, Information Resources and Development and Feasibility areas through key executives on the Eastern Regional Team.  Mr. Grissen joined Marriott from Dreyer's Grand Ice Cream in 1987, where he had served as Director of Finance and Planning.  Mr. Grissen holds a B.A. from Michigan State University and a M.B.A. from Loyola University in Chicago.

Boyd E. Hoback, age 53, has served as a Good Times director since 1992 and is President and Chief Executive Officer of Good Times Restaurants, a position which he has held since December 1992 and he has been in the restaurant business since the age of 16.  Mr. Hoback has been a vital part of the development of Good Times to a 52-restaurant chain and has been involved in developing all areas of the company.  Mr. Hoback is an honors graduate of the University of Colorado in finance.

Eric W. Reinhard, age 50, has served as a Good Times director since 2005 and in addition to serving as Chairman of the Board, Mr. Reinhard also serves as President of the Pepsi Cola Bottler's Association.  Prior to June 2004 he was the General Manager for the Pepsi Bottling Group's Great West Business Unit.  While in this role, Mr. Reinhard was also a member of the Pepsi Bottling Group's Chairman's Operating Council, a member of the Food Service Strategic Planning Committee, and a member of The Dr. Pepper Bottler Marketing Committee.   Mr. Reinhard joined Pepsi Cola in 1984 after four years with The Proctor & Gamble Distributing Company.  Since 1984 he has held several field and headquarters positions including Vice President/General Manager Pepsi-Lipton Tea partnership (JV), General Manager Mid-Atlantic business Unit, Area Vice President Retail Channels, Vice President On-Premise Operations and Area Vice President of Franchise Operations.  Eric holds a BA from Michigan State University and has completed the Executive Business Program at the University of Michigan.

Richard J. Stark, age 68, has served as a Good Times director since July 1990.  He is Chairman of the Audit Committee, and a member of the Compensation Committee.  Mr. Stark has spent over 40 years in the investment industry.  He is currently President of Boulder Asset Management, a firm that he founded in 1984. Previously Mr. Stark was the Chief Investment Officer of Interfirst Investment Management in Dallas, Texas and was responsible for all individual asset management at S&P/Intercapital in New York.  Mr. Stark is a graduate of Marquette University with a BS in business administration (finance) and has an MBA from the University of Illinois with a major in finance.  Mr. Stark received his chartered financial analyst designation in 1974.

Alan A. Teran, age 63, has served as a Good Times director since 1994.  He is a member of the Audit and Compensation Committees.  Mr. Teran serves as president of Cork & Cleaver.  He was one of the first franchisees of Le Peep Restaurants.  Mr. Teran graduated from the University of Akron in 1968 with a degree in business.

There are no family relationships among the directors.  The board has determined that of the current directors Geoffrey R. Bailey, Ron Goodson, David Grissen, Richard J. Stark and Alan A. Teran are independent directors under the NASDAQ listing standards.

Geoffrey R. Bailey was originally elected to the board of directors pursuant to contractual board representation rights granted to The Bailey Company in connection with its investment in shares of our Series A Convertible Preferred Stock in 1996.  Mr. Bailey continues to serve on the board pursuant to contractual board representation rights held by The Bailey Company and its affiliates ("The Bailey Group") in connection with our Series B Convertible Preferred Stock financing in February 2005, whereby The Bailey Group is currently entitled to elect three members of our board of directors, two of whom must be independent directors.  Richard J. Stark and Alan A. Teran are the additional members of the board of directors and nominees designated by The Bailey Group under these provisions.  Accordingly, the votes of The Bailey Group shall be determinative as to the election of Messrs. Bailey, Stark and Teran.  The other investors in our Series B Convertible Preferred Stock financing also have board representation rights whereby they are currently entitled to elect three members of our board of directors.  Ron Goodson, David Grissen and Eric W. Reinhard are the members of the board of directors and nominees designated under these provisions.  Accordingly, the votes of the other investors in our Series B Convertible Preferred Stock financing shall be determinative as to the election of Messrs. Goodson, Grissen and Reinhard.  See "Certain relationships and related transactions" for additional discussion of these provisions.  There are no other arrangements or understandings between any current director and any other person under which that director was elected or nominated.

Recommendation of the board of directors:  The board of directors recommends voting "For" electing all of the nominees.

Board Committees

Audit Committee: The Audit Committee currently consists of Messrs. Grissen, Teran and Stark, each of whom are independent directors under the applicable NASDAQ listing standards.   The Board has determined that Richard Stark is an audit committee financial expert, as that term is defined by the Securities and Exchange Commission ("SEC") rules.  The function of this Committee relates to oversight of the auditors, the auditing, accounting and financial reporting processes and the review of the Company's financial reports and information.  In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company's quarterly results and the results of their audit and reviewing the Company's internal accounting controls.  The Audit Committee operates pursuant to a written Charter adopted by the Board of Directors.  A current copy of the Audit Committee Charter is available on our website at www.goodtimesburgers.com.  The Audit Committee held five meetings during fiscal 2008.

Compensation Committee: The Compensation Committee currently consists of Messrs. Goodson, Stark and Teran, each of whom are independent directors under the applicable NASDAQ listing standards.  The function of this Committee is to consider and determine all matters relating to the compensation of the President and CEO and other executive officers, including matters relating to the employment agreements.  The Compensation Committee held two meetings during fiscal 2008.

The Compensation Committee does not have a Charter. The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers, including all of the executive officers named in the Summary Compensation Table in this proxy statement (the "Named Executive Officers").  Among its other duties, the Compensation Committee oversees all significant aspects of the Company's compensation plans and benefit programs.  The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer's compensation and evaluates the Chief Executive Officer's performance in light of those goals and objectives.  The Compensation Committee also recommends to the Board of Directors the compensation and benefits for members of the Board of Directors.  The Compensation Committee has also been appointed by the Board of Directors to administer our 2008 Omnibus Equity Incentive Compensation Plan (the "2008 Plan"), which is the successor equity compensation plan to the Company's 2001 Stock Option Plan (the "2001 Plan").  The Compensation Committee does not delegate any of its authority to other persons.

In carrying out its duties, the Compensation Committee participates in the design and implementation and ultimately reviews and approves specific compensation programs.  The Compensation Committee reviews and determines the base salaries for the Named Executive Officers, and also approves awards to the Named Executive Officers under the Company's equity compensation plans.

In determining the amount and form of compensation for Named Executive Officers other than the Chief Executive Officer, the Compensation Committee obtains input from the Chief Executive Officer regarding the duties, responsibilities and performance of the other executive officers and the results of performance reviews.  The Chief Executive Officer also recommends to the Compensation Committee the base salary levels for all Named Executive Officers and the award levels for all Named Executive Officers under the Company's equity compensation programs.  No Named Executive Officer attends any executive session of the Compensation Committee or is present during final deliberations or determinations of such Named Executive Officer's compensation.  The Chief Executive Officer also provides input with respect to the amount and form of compensation for the members of the Board of Directors.

The Compensation Committee has the authority to directly engage, at the Company's expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of executive and director compensation.  For fiscal 2008, the Compensation Committee did not use the services of a compensation consultant or other adviser.  However, the Compensation Committee has reviewed surveys, reports and other market data against which it has measured the competitiveness of the Company's compensation programs.  In determining the amount and form of executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies.

Directors' meetings and attendance: There were four meetings of the board of directors held during the last full fiscal year. No member of the board of directors attended fewer than 75% of the board meetings and applicable committee meetings.

Each director attended the 2008 annual meeting of stockholders.

Directors' compensation: Each non-employee director receives $500 for each board of directors meeting attended.  Members of the compensation and audit committees generally each receive $100 per meeting attended.  However, where both compensation and audit committee meetings are held at the same gathering only $100 is paid to directors attending both committee meetings.  Additionally, for the fiscal year ended September 30, 2008, each non-employee director received a non-statutory stock option to acquire 2,000 shares of common stock at an exercise price of $5.75.

Audit Committee Report: Good Times Restaurant's management is responsible for the internal controls and financial reporting process for Good Times Restaurants.  The independent accountants for Good Times Restaurants are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements.  The audit committee's responsibility is to monitor and oversee these processes.

In this context, the audit committee met with management and the independent accountants to review and discuss the Good Times Restaurants financial statements for the fiscal year ended September 30, 2008.  Management represented to the audit committee that the financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and the independent accountants.

The audit committee has discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.  The audit committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the audit committee concerning independence and the audit committee discussed with the independent accountants that firm's independence.

Based on the audit committee's review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Good Times Restaurants Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

David Grissen                 Richard Stark                          Alan Teran

Ownership of common stock by principal stockholders and management: The following table shows the beneficial ownership of shares of Good Times Restaurants common stock as of December 15, 2008 by each person known by Good Times Restaurants to be the beneficial owner of more than five percent of the shares of Good Times Restaurants common stock, each director and each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group.  The address for the principal stockholders and the Directors and Officers is 601 Corporate Circle, Golden, CO 80401.

Holder	Number of shares	Percent of
Principal stockholders	beneficially owned	class**
The Bailey Company, LLLP	821,512[1]	21.07%
The Erie County Investment Co.	1,034,792[1]	26.54%
Commonwealth Equity Services LLP	360,613[2]	9.36%
Paul T. Bailey	1,092,792[3]	28.03%
Directors and Officers
Geoffrey R. Bailey, Director	42,200[4]	1.08%
Ron Goodson, Director	210,000[5]	5.37%
David Grissen, Director	210,000[5]	5.37%
Boyd E. Hoback, Director, President and Chief Executive Officer	150,573[6]	3.72%
Scott G. LeFever, Vice President, Operations	17,065[7]	*
Richard J. Stark, Director	45,100[8]	1.15%
Alan A. Teran, Director	93,705[8]	2.40%
Eric W. Reinhard, Chairman	274,500[9]	7.01%
Robert D. Turrill, Former Vice President, Marketing	5,888[10]	*
All directors and executive officers as a group (11 persons including all those named above)	1,058,567[11]	25.35%

1    The Bailey Company is 99% owned by The Erie County Investment Co., which should be deemed the beneficial owner of Good Times Restaurants common stock held by The Bailey Company.  The Erie County Investment Co. also owns 213,280 shares of Good Times Restaurants common stock in its own name.  Geoffrey R. Bailey is a director and executive officer of The Erie County Investment Co.  Geoffrey R. Bailey disclaims beneficial ownership of the shares of Good Times Restaurants common stock held by The Bailey Company and The Erie County Investment Co.  See footnote 3 below.

2    The information as to Commonwealth Equity Services LLP ("Commonwealth") and entities controlled directly or indirectly by Commonwealth is derived in part from Schedule 13G, as filed with the Securities and Exchange Commission on December 23, 2005 and most recently amended on February 5, 2008, and information furnished to Good Times separately by Commonwealth.

3    Includes 821,512 shares beneficially owned by The Bailey Company and 213,280 shares held of record by The Erie County Investment Co.  Paul T. Bailey is the principal owner of The Erie County Investment Co. and may be deemed the beneficial owner of shares held by The Erie County Investment Co. and The Bailey Company.  Paul T. Bailey disclaims beneficial ownership of the shares held by The Erie County Investment Co. and The Bailey Company.  Paul T. Bailey is the father of Geoffrey R. Bailey.

4    Includes 12,000 shares underlying presently exercisable stock options.

5    Includes 10,000 shares underlying presently exercisable stock options.

6    Includes 105,581 shares underlying presently exercisable stock options.

7    Includes 17,065 shares underlying presently exercisable stock options

8    Includes 12,000 shares underlying presently exercisable stock options

9    Includes 14,500 shares underlying presently exercisable stock options

10 Robert D. Turrill retired from the Company effective as of October 31, 2008.

11  Does not include shares held beneficially by The Bailey Company and The Erie County Investment Co.  If those shares were included, the number of shares beneficially held by all directors and executive officers as a group would be 2,093,359 and the percentage of class would be 50.14%.

*  Less than one percent.

** Under SEC rules, beneficial ownership includes shares over which the individual or entity has voting or investment power and any shares which the individual or entity has the right to acquire within sixty days.

Executive officers: The executive officers of Good Times Restaurants are as follows:

Name	Age	Position	Date Began With Company
Boyd E. Hoback	53	President & CEO	September 1987
Susan M. Knutson	50	Controller	September 1987
Scott G. LeFever	50	VP of Operations	September 1987

Boyd E. Hoback.  See the description of Mr. Hoback's business experience under "Item 1 For Voting - Election of Directors".

Susan M. Knutson has been Controller since 1993 with direct responsibility for overseeing the accounting department, maintaining cash controls, producing budgets, financials and quarterly and annual reports required to be filed with the Securities and Exchange Commission, acting as the principal financial officer of the Company, and preparing all information for the annual audit.

Scott G. LeFever has been Vice President of Operations since August 1995, and has been involved in all phases of operations with direct responsibility for restaurant service performance, personnel and cost controls.

Executive officers do not have fixed terms and serve at the discretion of the board of directors.  There are no family relationships among the executive officers, directors or director nominees.

Code of ethics: Good Times Restaurants has adopted a Code of Business Conduct which applies to all directors, officers, employees and franchisees of Good Times Restaurants.  The Code of Business Conduct was filed with the SEC as an exhibit to the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003.

Executive Compensation: The following table sets forth compensation information for 2008 and 2007 with respect to the named executive officers:

Summary Compensation Table for 2008 and 2007

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $[3]	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Boyd E. Hoback	2008	193,400	_	_	17,436	_	_	17,754[1]	228,590
President and Chief Executive Officer	2007	173,117	_	_	15,150	_	_	19,093[1]	207,360

Scott G. LeFever	2008	119,775	5,481	_	5,277	_	_	11,262[2]	141,795
Vice President of Operations	2007	117,108	6,173	_	4,585	_	_	11,314[2]	139,180

Robert D. Turrill [4]	2008	91,947	4,132	_	4,061[4]	_	_	13,264[2]	113,404
Vice President of Marketing	2007	90,123	6,389	_	3,528[4]	_	_	11,396[2]	111,436

1    The amount indicated for Mr. Hoback includes an automobile allowance, long-term disability and 401(K) Plan matching contributions.

2    The amounts indicated for Mr. LeFever and Mr. Turrill include automobile allowances, long-term disability, personal expenses and 401(K) Plan matching contributions.

3    The value of stock option awards shown in this column includes all amounts expensed in the Company's financial statements in 2007 and 2008 for equity awards pursuant to Statement of Financial Accounting Standard No 123® - "Share Based Payments" ("SFAS 123R"), excluding any estimate for forfeitures.  The Company's accounting treatment for, and assumptions made in the valuations of, equity awards is set forth in Note 1 of the notes to the Company's 2008 consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008.  There were no option awards re-priced in 2008.

4   Robert D. Turrill retired from the Company on October 31, 2008 and all of the outstanding stock options held by him expired unexercised thirty (30) days following his retirement.

There were no shares of SARs granted during 2008 or 2007 nor has there been any nonqualified deferred compensation paid to any named executive officers during 2008 or 2007.  The Company does not have any plans that provide for specified retirement payments and benefits at, following or in connection with retirement.

In fiscal 2009 the Chief Executive Officer and Vice President of Operations will receive a salary reduction which will remain in place for one year.

The following table sets forth information as of September 30, 2008 on all unexercised options previously awarded to the named executive officers:

Outstanding Equity Awards at 2008 Fiscal Year-End
___________________________ Option Awards______________________						_______________ Stock Awards_________
Name	Number of Securities Underlying Unexercised Options -Exercisable (#)	Number of Securities Underlying Unexercised Options -Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Boyd E. Hoback	9,590	-	-	$2.31	10/01/08	-	-	-	-
	30,361	-	-	$3.50	10/01/08	-	-	-	-
	19,231	-	-	$3.12	10/01/09	-	-	-	-
	2,500	-	-	$1.38	10/01/10	-	-	-	-
	50,000	-	-	$1.75	10/01/11	-	-	-	-
	3,750	-	-	$2.70	10/01/12	-	-	-	-
	3,900	-	-	$3.60	10/01/13	-	-	-	-
	12,000	-	-	$3.11	10/01/14	-	-	-	-
	8,500	-	-	$5.68	10/01/15	-	-	-	-
	1,900	17,100 (1)	-	$6.38	11/17/16	-	-	-	-

Scott G. LeFever	1,260	-	-	$2.70	10/01/12	-	-	-	-
	2,580	-	-	$3.60	10/01/13	-	-	-	-
	5,750	-	-	$3.11	10/01/14	-	-	-	-
	5,750	-	-	$5.68	10/01/15	-	-	-	-
	5,75	5,175 (1)	-	$6.38	11/17/16	-	-	-	-

Robert D. Turrill [2]	1,485	-	-	$3.60	10/01/13	-	-	-	-
	4,425	-	-	$3.11	10/01/14	-	-	-	-
	4,425	-	-	$5.68	10/01/15	-	-	-	-
	443	3,982 (1)	-	$6.38	11/17/16	-	-	-	-

1       The options were granted on November 17, 2006. Assuming continued employment with the Company, the shares under the option agreements will become exercisable per a vesting schedule which began on November 17, 2007 continuing through November 17, 2010, whereby options vest per the following schedule: 10% on November 17, 2007; an additional 20% on November 17, 2008; an additional 30% on November 17, 2009; and an additional 40% on November 17, 2010.

2       All of Mr. Turrill's options expired on December 1, 2008 due to his retirement from the Company on October 31, 2008.

The following table sets forth compensation information for 2008 with respect to directors:

Director Compensation Table for Fiscal Year 2008
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) [1,2]	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings $	All Other Compensation $ [3]	Total $
Geoffrey R. Bailey	2,000	-	6,519	-	-	-	8,519
Ron Goodson	2,000	-	6,519	-	-	-	8,519
David Grissen	2,000	-	6,519	-	-	-	8,519
Eric W. Reinhard	-	-	6,519	-	-	12,100	18,619
Richard J. Stark	2,000	-	6,519	-	-	-	8,519
Alan A. Teran	2,000	-	6,519	-	-	-	8,519
Boyd E. Hoback [4]	-	-	-	-	-	-	0

1       The value of stock option awards shown in this column includes all amounts expensed in the Company's financial statements in 2008 for equity awards pursuant to SFAS 123R, excluding any estimate for forfeitures.  The Company's accounting treatment for, and assumptions made in the valuation of equity awards are set forth in Note 1 of the notes to the Company's 2008 consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008.  There were no option awards re-priced in 2008.

 2         As of September 30, 2008, the following directors held options to purchase the following number of shares of our common stock:  Mr. Bailey 10,000 shares; Mr. Goodson 8,000 shares; Mr. Grissen 8,000 shares; Mr. Reinhard 12,500 shares; Mr. Stark 10,000 shares; Mr. Teran 10,000 shares; and Mr. Hoback 158,832 shares.

3          The amount indicated for Mr. Reinhard represents an expense allowance in his role as Chairman.

4          Mr. Hoback is an employee director and does not receive additional fees for service as a member of the Board.

A description of the standard compensation arrangements (such as fees for committee service, service as chairman of the board or a committee, and meeting attendance) is set forth in the section entitled "Directors' Compensation" in this proxy statement.

Employment Agreement:  Mr. Hoback entered into an employment agreement with us in October 2001 and the terms of the agreement were revised effective October 2007 for compliance with Section 409A of the Internal Revenue Code.  The revised agreement provides for his employment as president and chief executive officer for two years from the date of the agreement at a minimum salary of $190,000 per year, terminable by us only for cause.  The agreement provides for payment of one year's salary and benefits in the event that change of ownership control results in a termination of his employment or termination other than for cause.  This agreement renews automatically unless specifically not renewed by the board of directors.  Mr. Hoback's compensation, including salary, expense allowance, bonus and any equity award, is reviewed and set annually by the Compensation Committee.  Mr. Hoback's bonus is based on the Company's achieving certain Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") targets for the year.

Other Employment Arrangements:  Mr. LeFever is employed as an "employee at will" and does not have a written employment agreement.  His compensation, including salary, expense allowance, bonus and any equity awards, is reviewed and approved by the Compensation Committee annually.  He participates in a bonus program that is based on both the company's level of EBITDA for the year and achieving certain operating metrics and sales targets.  These arrangements also applied to Mr. Turrill prior to his retirement from the Company on October 31, 2008.

Certain relationships and related transactions: In February 2005, we issued 1,240,000 shares of our Series B Convertible Preferred Stock, including 180,000 shares to The Erie County Investment Co, a substantial holder of our common stock and member of The Bailey Group.  In June 2006, we exercised our mandatory conversion rights under the terms of the Series B preferred stock to convert all of those shares into a total of 1,240,000 shares of our common stock.  Under the agreements for the Series B preferred stock financing, The Bailey Group currently has the right to elect three directors, provided that two directors meet the NASDAQ independence standards.  Furthermore, the other investors in the Series B preferred stock financing currently have the right to elect three directors.  The number of director positions subject to these provisions will decrease proportionally to the extent that the original investors sell or otherwise transfer the common stock into which the Series B shares have been converted.  An additional provision of the Series B preferred stock financing restricts, for as long as the original investors hold at least two-thirds of the common stock into which the Series B shares have been converted, our ability to increase the size of the board of directors above seven directors unless we first receive approval from the holders of at least three-fourths of all outstanding shares of common stock.  Geoffrey R. Bailey, Richard J. Stark and Alan A. Teran are the current directors designated by The Bailey Group, and Ron Goodson, David Grissen and Eric W. Reinhard are the current directors designated by the other investors.  Geoffrey R. Bailey is a director of The Erie County Investment Co., which owns 99% of The Bailey Company.  The Bailey Company and The Erie County Investment Co. are principal stockholders of us.  Geoffrey R. Bailey's father, Paul T. Bailey, is the principal owner of The Erie County Investment Co.

Our corporate headquarters are located in a building owned by The Bailey Company and in which The Bailey Company also has its corporate headquarters.  We currently lease our executive office space of approximately 3,693 square feet from The Bailey Company for approximately $55,000 per year.  The lease will expire September 30, 2009.  We anticipate extending the lease on terms similar to the current lease.

The Bailey Company is also the owner of two franchised Good Times Drive Thru restaurants which are located in Thornton and Loveland, Colorado.  The Bailey Company has entered into two franchise and management agreements with us, and payments under those agreements totaled $94,000 for the fiscal year ended September 30, 2008 and $90,000 for the fiscal year ended September 30, 2007.

On December 3, 2007, we entered into a development agreement with Zen Partners LLC that is comprised of a Development Agreement, a Management Agreement and a Site Selection, Construction Management and Pre-Opening Services Agreement.  David Grissen, a significant stockholder and a member of our board of directors, has a 20% ownership interest in Zen Partners LLC.  The agreements provide for the development of up to twenty-five restaurants with a five year development schedule for up to ten restaurants with an option to develop an additional fifteen restaurants, exercisable any time during the initial five year period.  We will operate the restaurants utilizing our employees on the same basis as we would company-owned restaurants; however, Zen Partners LLC will provide all development and operating capital.  For each restaurant that is developed, we will receive a monthly management fee of 5% of gross operating revenues for the restaurant, and a services fee of $25,000.  We may provide a limited lease guaranty on the initial three restaurants developed, for which we will receive a lease guaranty fee equal to 1% of net sales of the restaurant for so long as the lease guaranty is in effect.  We may also arrange sale leaseback transactions for sites of the restaurants developed, for which we will receive a sale leaseback fee of $7,500 per restaurant.  We will also participate in the ongoing profitability of the restaurants by receiving an incentive fee equal to (i) 30% of the incentive income (as defined in the Management Agreement) per year until Zen Partners LLC has received a 25% return on its net equity investment and (ii) 20% of the incentive income per year thereafter.  The total future amounts of these fees and participations, if any, to be received by us, and the interest therein of David Grissen, in connection with this transaction are not currently determinable.  In August 2008 we announced the suspension of development of Good Times restaurants with Zen Partners LLC. We currently plan to reevaluate expansion discussion as conditions impacting our sales trends, the macroeconomic environment and the credit markets may change. Zen Partners LLC has not received any payments from us or made any payments to us under these agreements.

Section 16(a) beneficial ownership reporting compliance: Under Section 16(a) of the Securities Exchange Act of 1934, directors, executive officers and persons who own more than ten percent of Good Times Restaurants common stock must disclose their initial beneficial ownership of the common stock and any changes in that ownership in reports which must be filed with the SEC and Good Times Restaurants. The SEC has designated specific deadlines for these reports and Good Times Restaurants must identify in this proxy statement those persons who did not file these reports when due.

Based solely on a review of the reports filed with Good Times Restaurants and written representations received from reporting persons Good Times Restaurants believes that during the fiscal year ended September 30, 2008 all Section 16(a) filing requirements for its officers, directors, and more than ten percent shareholders were complied with on a timely basis.

INDEPENDENT PUBLIC ACCOUNTANTS: The board of directors appointed HEIN & ASSOCIATES LLP as Good Times Restaurants' independent auditors for the fiscal year ended September 30, 2008 and fiscal year 2009, and to perform other accounting services.  Representatives of HEIN & ASSOCIATES LLP are expected to be present at the annual meeting of shareholders, and will have the opportunity to make a statement if they so desire and to respond to appropriate shareholder questions.

Audit Fees: The aggregate fees billed for professional services rendered by HEIN & ASSOCIATES LLP for its audit of the Company's annual financial statements for the fiscal year ended September 30, 2007, and its reviews of the financial statements included in the Company's Forms 10-QSBs for fiscal year 2008 were $75,593 compared to $63,325 in fees for the fiscal year ended 2007.

Audit Related Fees: There were no aggregate fees billed by HEIN & ASSOCIATES LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees" for the fiscal years ended September 30, 2008 and September 30, 2007.

Tax Fees: The aggregate fees billed by HEIN & ASSOCIATES LLP for the preparation and review of the Company's tax returns for the fiscal year ended September 30, 2008 were $10,900 compared to $8,375 in fees for the fiscal year ended September 30, 2007.

All Other Fees: The aggregate fees billed to Good Times Restaurants for all other services rendered by HEIN & ASSOCIATES LLP for fiscal year 2008 were $10,806 compared to $11,983 in fees for the fiscal year ended September 30, 2007.  These fees related to a 401(k) plan audit.

Audit Committee: Policy on Pre-Approval Policies of Auditor Services: Under the provisions of the Audit Committee Charter, all audit services and all permitted non-audit services (unless subject to a de minimis exception allowed by law) provided by our independent auditors, as well as fees and other compensation to be paid to them, must be approved in advance by our Audit Committee.  All audit and other services provided by HEIN & ASSOCIATES LLP during the fiscal year ended September 30, 2008, and the related fees as discussed above, were approved in advance in accordance with SEC rules and the provisions of the Audit Committee Charter.  There were no other services or products provided by HEIN & ASSOCIATES LLP to us or related fees during the fiscal year ended September 30, 2008 except as discussed above.

Auditor Independence: The audit committee of the board of directors has considered the effect that the provision of the services described above under the caption "All Other Fees" may have on the independence of HEIN & ASSOCIATES LLP.  The audit committee has determined that provision of those services is compatible with maintaining the independence of HEIN & ASSOCIATES LLP as the Company's principal accountants.

FUTURE STOCKHOLDER PROPOSALS: Any Good Times Restaurants stockholder proposal for the annual meeting of stockholders in 2010 must be received by Good Times Restaurants by August 28, 2009 for the proposal to be included in the Good Times Restaurants' proxy statement and form of proxy for that meeting.  If notice of a proposal for which a stockholder will conduct his or her own proxy solicitation is not received by Good Times Restaurants by November 11, 2009, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) of the Securities Exchange Act of 1934, and the person named in proxies solicited by the Good Times Restaurants board of directors may use his discretionary authority when the matter is raised at the meeting, without including any discussion of the matter in the proxy statement.

OTHER MATTERS: The board of directors does not know of any other matters to be brought before the annual meeting.  If any other matter not discussed in this proxy statement is properly brought before the annual meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with his or her best judgment on that matter.

INCORPORATION OF DOCUMENTS BY REFERENCE: Our Annual Report on Form 10-KSB, including financial statements, for the fiscal year ended September 30, 2008, is being mailed to stockholders along with this proxy statement.  The following information from the Form 10-KSB is incorporated into this proxy statement by reference:

•            the information under the caption "Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations";

•            the information under the caption "Item 7. Financial Statements"; and

•            the information under the caption "Item 8. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure".

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer

December 15, 20012